Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

New York, New York, August 4, 2015 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and six months ended June 30, 2015.

The following financial review discusses the results for the three and six months ended June 30, 2015 and June 30, 2014.

Second Quarter 2015 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $40.3 million for the second quarter of 2015
o	Basic and diluted loss per share of $0.67;

•	Completed its merger with Baltic Trading Limited (“Baltic Trading”) on July 17, 2015 under which Genco acquired Baltic Trading in a stock-for-stock transaction;

•	Entered into a $60 million revolving credit facility with ABN AMRO on April 7, 2015
o	$35 million in borrowings outstanding as of August 4, 2015;

•	Completed amendments for the $253 million and $100 million credit facilities on April 30, 2015
o	Obtained relief from certain cash flow measurement covenants;

•	Completed amendments for each of Baltic Trading’s facilities on July 14, 2015
o	Obtained consent for the merger and relief under certain covenants including collateral maintenance covenants.

Financial Review: 2015 Second Quarter

The Company recorded a net loss for the second quarter of 2015 of $40.3 million, or $0.67 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2014, the Company recorded a net loss of $60.5 million, or $1.39 basic and diluted net loss per share.

John C. Wobensmith, President, commented, “We are excited to have recently achieved major milestones for shareholders that have significantly strengthened the prospects of our business. Our merger with Baltic Trading Limited has established an industry leader with a simplified ownership structure and enhanced scale. By operating under a larger and more efficient platform, we are well positioned to build on our position as a leader in the drybulk shipping market and create significant value for shareholders. Additionally, we are proud to once again be listed on the NYSE, providing shareholders with a liquid and visible market for our shares.”

The Company’s revenues decreased to $34.6 million for the three months ended June 30, 2015, compared to $52.4 million for the three months ended June 30, 2014. The decrease was primarily due to lower rates achieved by the vessels in our fleet during the second quarter of 2015 versus the same period last year, partially offset by the increase in the size of our fleet following the delivery of Baltic Trading’s two Ultramax newbuilding vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $5,065 per day for the three months ended June 30, 2015 as compared to $8,452 for the three months ended June 30, 2014. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet during the second quarter of 2015 versus the second quarter of 2014. During the second quarter of 2015, excess vessel supply continued to weigh on the drybulk market. Several other factors also contributed towards a weakened rate environment across all vessel classes. Destocking of iron ore inventories at Chinese ports and coal inventories at Chinese power plants, along with seasonally reduced iron ore exports out of Brazil, adversely affected the earnings of Capesize vessels through the majority of the second quarter. Beginning in the middle of June, however, an increase in iron ore fixtures combined with a reduction of available Capesize vessels in the Atlantic has led to substantial increases in the Baltic Dry Index, which reached as high as 1,131 by the end of July.

Total operating expenses were $80.8 million for the three months ended June 30, 2015 compared to $78.9 million for the three months ended June 30, 2014. Vessel operating expenses were $29.9 million for the three months ended June 30, 2015 and $30.5 million for the three months ended June 30, 2014. The slight decrease was primarily due to lower maintenance related expenses as well as lower expenses related to spares and stores. General, administrative and technical management expenses were $26.5 million for the second quarter of 2015 compared to $9.9 million for the second quarter of 2014. The increase was primarily a result of higher non-cash compensation expenses in the amount of $11.2 million, mainly arising from awards under the 2014 Management Incentive Plan and expenses related to the merger with Baltic Trading Limited in the amount of $6.5 million. The increase was partially offset by a decrease in expenses related to our restructuring which were incurred in 2014. Depreciation and amortization expenses were $19.4 million for the three months ended June 30, 2015 versus $36.5 million for the three months ended June 30, 2014. The decrease primarily was due to the effects of fresh-start reporting following the completion of the Company’s restructuring in July 2014 as well as due to a change in estimated residual scrap value and was slightly offset by the increase in the size of our fleet. During the third quarter of 2014, the Company revised its estimated residual scrap value from $245 per lightweight ton to $310 per lightweight ton, which had the impact of decreasing depreciation expense by approximately $0.8 million for the three months ended June 30, 2015. The change in residual scrap value only affects depreciation on a prospective basis.

Daily vessel operating expenses, or DVOE, decreased to $4,836 per vessel per day for the second quarter of 2015 from $5,086 per vessel per day for the same quarter in 2014 primarily due to lower maintenance related expenses as well as lower expenses related to spares and stores. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2015 is $5,320 per vessel per day on a weighted average basis for the entire year.

Apostolos Zafolias, Chief Financial Officer, commented, “We are pleased to have entered into a new $60 million revolving credit facility under favorable terms, enhancing the Company’s liquidity position. We also completed amendments and waivers under several of our credit facilities, obtaining relief for certain cash flow measurement and collateral maintenance covenants. We appreciate the strong support that we continue to receive from our bank group.”

Financial Review: First Half 2015

The Company recorded a net loss of $78.8 million or $1.30 basic and diluted net loss per share for the six months ended June 30, 2015, compared to a net loss of $99.6 million or $2.29 basic and diluted net loss per share for the six months ended June 30, 2014. Revenues decreased to $69.0 million for the six months ended June 30, 2015 compared to $116.4 million for the six months ended June 30, 2014 due to lower spot market rates achieved by the majority of our vessels partially offset by the increase in the size of our fleet. TCE rates obtained by the Company decreased to $5,021 per day for the six months ended June 30, 2015 from $9,586 per day for the six months ended June 30, 2014, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses, excluding a non-cash vessel impairment charge of $35.4 million relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015, were $153.6 million for the six months ended June 30, 2015 compared to $163.7 million for the six months ended June 30, 2014. Daily vessel operating expenses per vessel were $4,762 versus $5,171 in the comparative periods due to lower maintenance related expenses as well as lower expenses related to spares and stores.

Baltic Trading Merger

As previously announced, Genco completed its merger with Baltic Trading under which Genco acquired Baltic Trading in a stock-for-stock transaction on July 17, 2015. In accordance with the terms of the merger agreement, Baltic Trading is now an indirect wholly-owned subsidiary of Genco. Baltic Trading shareholders (other than Genco and its subsidiaries) received 0.216 shares of Genco common stock for each share of Baltic Trading common stock they own, with fractional shares settled in cash. Immediately following the merger, Genco shareholders owned approximately 84.5 percent of the combined company, and Baltic Trading shareholders (other than Genco and its subsidiaries) owned approximately 15.5 percent of the combined company. Shares of Baltic Trading’s Class B Stock (all of which were owned by a subsidiary of Genco) were canceled in the merger. Following the consummation of the merger, Genco’s stock was listed on the New York Stock Exchange, or the NYSE, and has been trading since July 20, 2015 under the symbol GNK.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the six months ended June 30, 2015 and 2014 was $29.8 million and $23.1 million, respectively. Excluding the non-cash impairment of vessel assets of $35.4 million and non-cash loss on the disposal of vessels of $0.9 million, we recorded a net loss in the amount of $94.8 million for the six months ended June 30, 2015 compared to a net loss of $107.8 million for the six months ended June 30, 2014.  The increase in cash used by operating activities was primarily due to a decrease in depreciation and amortization expense of $33.9 million as a result of the adoption of fresh-start reporting on the Effective Date which required us to revalue our vessel assets at market partially offset by the increase in the size of our fleet due to the delivery of two Baltic Trading vessels during the fourth quarter of 2014 and the first quarter of 2015. Additionally, the fluctuation in accounts payable and accrued expenses decreased by $7.0 million due to restructuring related expenses incurred during the first half of 2014.  There was also a decrease in the amortization of deferred financing costs of $3.2 million and a decrease in the amortization of the discount on the Convertible Senior Notes of $1.6 million due to the termination of the 2007 Credit Facility and the 2010 Notes, on the Effective Date. These decreases in net cash used in operating activities were partially offset by a $22.1 million increase in the amortization of nonvested stock compensation due to the amortization of the MIP Warrants and restricted shares issued after the Effective Date by the Successor Company.

Net cash used in investing activities for the six months ended June 30, 2015 and 2014 was $5.4 million and $30.3 million, respectively. Net cash used in investing activities for the six months ended June 30, 2015 consisted primarily of $24.7 million of vessel asset purchases, including deposits. This consisted primarily of deposits made by Baltic Trading for its three remaining newbuilding vessels that it has agreed to acquire, one of which was delivered during the first quarter of 2015.  Additionally, there was a $19.8 million fluctuation of the change in deposits of restricted cash primarily related to the $19.6 million of restricted cash that was held in an escrow account as of December 31, 2014 for the purchase of the Baltic Wasp which was released to the shipyard upon the vessel delivery on January 2, 2015.  For the six months ended June 30, 2014, cash used in investing activities consisted primarily of $29.8 million of vessel asset purchases, including deposits which consisted primarily of deposits made by Baltic Trading for the four newbuilding vessels that it has agreed to acquire which were not yet delivered as of June 30, 2014.

Net cash provided by financing activities was $13.5 million during the six months ended June 30, 2015 as compared to net cash used in financing activities of $11.6 million during the six months ended June 30, 2014.  Net cash provided by financing activities for the six months ended June 30, 2015 consisted primarily of $115.0 million of proceeds from the Baltic Trading $148

Million Credit Facility and $25.0 million of proceeds from the 2015 Revolving Credit Facility partially offset by the following: $102.3 million repayment of debt under the 2010 Baltic Trading Credit Facility, $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $1.4 million repayment of debt under the $44 Million Term Loan Facility, $2.4 million repayment of debt under the Baltic Trading $148 Million Credit Facility, $0.8 million repayment of debt under the Baltic Trading $22 Million Term Loan Facility, $0.7 million repayment of debt under the Baltic Trading 2014 Term Loan Facilities, $4.3 million payment of deferred financing costs and $0.7 million cash settlement paid to non-accredited 2010 Note holders. Net cash used in financing activities for the six months ended June 30, 2014 consisted primarily of the following: $5.1 million repayment of debt under the $253 Million Term Loan Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility, $1.4 million repayment of debt under the $44 Million Term Loan Facility, $0.8 million repayment of debt under the Baltic Trading $22 Million Term Loan Facility and $2.0 million of dividends paid by Baltic Trading to its outside shareholders. There were no dividends paid by Baltic Trading during the six months ended June 30, 2015.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of 13 Capesize, eight Panamax, two Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,031,000 dwt. After the expected delivery of two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 70 drybulk vessels, consisting of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with a total carrying capacity of approximately 5,159,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Seven of our vessels completed drydocking during the second quarter of 2015. We currently expect 12 of our vessels to be drydocked during the remainder of 2015.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The upgrades have been successfully installed on 13 of our vessels, which completed their respective planned drydocking during 2014 and 2015. The cost of the upgrades, which will be performed under the planned drydocking schedule for three of our vessels, one Capesize and two Supramaxes, is expected to be approximately $500,000 and $275,000 per vessel, respectively. These costs are included in our estimated drydocking costs below.

We estimate our capital expenditures related to drydocking for our fleet through the remainder of 2015 to be:

	Q3 2015	Q4 2015
Estimated Costs (1)	$6.5 million	$3.8 million
Estimated Offhire Days (2)	170	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The seven vessels which completed drydocking during the second quarter were on planned offhire for 137.2 days. Additionally, there were three drydockings that began in June and crossed over into the third quarter.  The planned offhire days recorded for these vessels during the second quarter of 2015 amounted to 37.1 days. Capitalized costs associated with drydocking incurred during the second quarter of 2015 were approximately $3.8 million.

Financial Statement Presentation

As of July 9, 2014, upon the completion of the Company’s restructuring, Genco adopted and applied fresh-start reporting provisions to its financial statements.  The Company’s assets and liabilities were recorded at their value as of the fresh-start reporting date, and their fair values differed materially from the recorded values of its assets and liabilities as reflected in its historical consolidated financial statements. Under fresh-start reporting, Genco converted a portion of its debt into equity, thereby reducing the amount of debt on its balance sheet. Additionally, Genco’s assets were reset to fair market value as of the fresh-start reporting date, reducing the assets value on the balance sheet as well as overall depreciation expense. Consequently, the Company’s historical financial statements may not be reliable indicators of its financial condition and results of operations for any period after it adopted fresh-start reporting.  As a result of the adoption of fresh-start reporting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations prior to July 9, 2014.  References to “Successor” refer to the Company after July 9, 2014, after giving effect to the application of fresh-start reporting.  References to “Predecessor” refer to the Company prior to July 9, 2014.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$33,772	$51,545	$67,381	$114,725
Service revenues	819	819	1,629	1,629
Total revenues	34,591	52,364	69,010	116,354

Operating expenses:
Voyage expenses	3,757	1,983	8,137	3,940
Vessel operating expenses	29,928	30,545	58,599	61,768
General, administrative and management fees	26,491	9,850	46,815	25,226
Depreciation and amortization	19,399	36,538	38,809	72,739
Impairment of vessel assets	-	-	35,396	-
Loss on sale of vessels	1,210	-	1,210	-
Total operating expenses	80,785	78,916	188,966	163,673

Operating loss	(46,194)	(26,552)	(119,956)	(47,319)

Other (expense) income:
Other expense	(65)	(50)	(54)	(107)
Interest income	25	25	49	45
Interest expense	(4,687)	(18,510)	(9,012)	(39,532)
Other expense	(4,727)	(18,535)	(9,017)	(39,594)

Loss before reorganization items, net	(50,921)	(45,087)	(128,973)	(86,913)
Reorganization items, net	(313)	(20,106)	(833)	(20,106)

Loss before income taxes	(51,234)	(65,193)	(129,806)	(107,019)
Income tax expense	(718)	(364)	(1,260)	(777)

Net loss	(51,952)	(65,557)	(131,066)	(107,796)
Less: Net loss attributable to noncontrolling interest	(11,620)	(5,033)	(52,293)	(8,166)

Net loss attributable to Genco Shipping & Trading Limited	$(40,332)	$(60,524)	$(78,773)	$(99,630)

Net loss per share - basic	$(0.67)	$(1.39)	$(1.30)	$(2.29)

Net loss per share - diluted(1)	$(0.67)	$(1.39)	$(1.30)	$(2.29)

Weighted average common shares outstanding - basic	60,487,189	43,568,942	60,459,145	43,568,942

Weighted average common shares outstanding - diluted(1)	60,487,189	43,568,942	60,459,145	43,568,942

	June 30, 2015	December 31, 2014
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$71,698	$113,109
Current assets	108,470	130,326
Total assets	1,669,600	1,752,913
Current liabilities	79,322	63,938
Total long-term debt (including current portion)	448,617	430,135
Shareholders' equity (including $197.9 million and $248.6 million of non-controlling interest at June 30, 2015 and December 31, 2014, respectively)	1,185,664	1,292,774

	Six Months Ended
	June 30, 2015	June 30, 2014
	(unaudited)

Net cash used in operating activities	$(29,830)	$(23,056)
Net cash used in investing activities	(5,427)	(30,306)
Net cash provided by (used in) financing activities	13,491	(11,640)

1)	The convertible notes were anti-dilutive for the quarter and six months ended June 30, 2014.

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(40,332)	$(60,524)	$(78,773)	$(99,630)
+ Net interest expense	4,662	18,485	8,963	39,487
+ Income tax expense	718	364	1,260	777
+ Depreciation and amortization	19,399	36,538	38,809	72,739
EBITDA(1)	$(15,553)	$(5,137)	$(29,741)	$13,373

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	68	66	68	66
Average number of vessels (2)	68.0	66.0	68.0	66.0
Total ownership days for fleet (3)	6,188	6,006	12,307	11,946
Total available days for fleet (4)	5,926	5,864	11,798	11,557
Total operating days for fleet (5)	5,818	5,713	11,631	11,370
Fleet utilization (6)	98.2%	97.4%	98.6%	98.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$5,065	$8,452	$5,021	$9,586
Daily vessel operating expenses per vessel (8)	4,836	5,086	4,762	5,171

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, two Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,031,000 dwt. After the expected delivery of two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 70 drybulk vessels, consisting of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with a total carrying capacity of approximately 5,159,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of August 4, 2015, the average age of our current fleet was 9.0 years.

The following table reflects the current employment of Genco’s fleet and information on vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)	Expected Delivery(3)

Capesize Vessels
Genco Augustus	2007	Swissmarine Asia Pte. Ltd.	March 2016	102% of BCI
Genco Tiberius	2007	Cargill International S.A.	November 2015	102% of BCI
Genco London	2007	Cargill International S.A.	November 2015	102.5% of BCI
Genco Titus	2007	Swissmarine Services S.A.	June 2016	104.5% of BCI(4)
Genco Constantine	2008	Cargill International S.A.	December 2015	102% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	October 2015	98.5% of BCI
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	March 2016	98.5% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	February 2016	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	September 2015	99% of BCI
Genco Tiger	2011	Swissmarine Services S.A.	October 2015	103% of BCI
Baltic Lion	2012	Swissmarine Services S.A.	November 2015	103% of BCI
Baltic Bear	2010	Swissmarine Services S.A.	April 2016	102.5% of BCI
Baltic Wolf	2010	Swissmarine Services S.A.	November 2015	101.5% of BCI

Panamax Vessels
Genco Beauty	1999	Navig8 Inc.	September 2015	94.5% of BPI
Genco Knight	1999	Swissmarine Services S.A.	September 2015	99% of BPI
Genco Leader	1999	Navig8 Pan8 Pool Inc.	November 2015	Spot Pool(5)
Genco Vigour	1999	Swissmarine Services S.A.	September 2015	98% of BPI
Genco Acheron	1999	Swissmarine Services S.A.	September 2015	98% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	January 2016	96% of BPI(6)
Genco Raptor	2007	GMI Panamax Pool Ltd.	June 2016	100% of BPI(7)
Genco Thunder	2007	Swissmarine Services S.A.	August 2016	100% of BPI(8)

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	February 2017	115.5% of BSI(9)
Baltic Wasp	2015	Pioneer Navigation Ltd.	December 2015	115% of BSI
Baltic Scorpion	2015	Swissmarine Asia Pte. Ltd.	October 2016	115.5% of BSI(10)	Q3 2015
Baltic Mantis	2015	TBD	TBD	TBD	Q3 2015

Supramax Vessels
Genco Predator	2005	Cargill Ocean Transportation Pte. Ltd.	August 2015	$6,000(11)
Genco Warrior	2005	MUR Shipping B.V.	August 2015	$9,750(12)
Genco Hunter	2007	Pioneer Navigation Ltd.	December 2015	106.5% of BSI
Genco Cavalier	2007	Harmony Innovation Shipping Ltd.	August 2015	$6,000(13)
Genco Lorraine	2009	Pioneer Navigation Ltd.	September 2015	$7,750(14)
Genco Loire	2009	Bulkhandling Handymax A/S	January 2016	Spot Pool(15)
Genco Aquitaine	2009	Bulkhandling Handymax A/S	November 2015	Spot Pool(15)
Genco Ardennes	2009	Bulkhandling Handymax A/S	August 2015	Spot Pool(15)
Genco Auvergne	2009	Pioneer Navigation Ltd.	December 2015	100% of BSI
Genco Bourgogne	2010	Clipper Sapphire Pool	February 2016	Spot Pool(16)
Genco Brittany	2010	Clipper Sapphire Pool	February 2016	Spot Pool(16)
Genco Languedoc	2010	Clipper Sapphire Pool	February 2016	Spot Pool(16)
Genco Normandy	2007	Chun An Chartering Co., Ltd.	August 2015	$6,000(17)
Genco Picardy	2005	Hyundai Glovis Co., Ltd.	August 2015	$7,500(18)
Genco Provence	2004	Pioneer Navigation Ltd.	August 2016	100% of BSI(19)
Genco Pyrenees	2010	Clipper Sapphire Pool	February 2016	Spot Pool(16)
Genco Rhone	2011	Pioneer Navigation Ltd.	November 2015	100% of BSI
Baltic Leopard	2009	Western Bulk Pte. Ltd.	September 2015	$7,000(20)
Baltic Panther	2009	Bulkhandling Handymax A/S	November 2015	Spot Pool(15)
Baltic Jaguar	2009	Maxwill Shipping	August 2015	$6,250(21)
Baltic Cougar	2009	Bulkhandling Handymax A/S	November 2015	Spot Pool(15)

Handymax Vessels
Genco Success	1997	Maxwill Shipping	August 2015	$6,000(22)
Genco Carrier	1998	Chun An Chartering Co., Ltd.	August 2015	$6,000(23)
Genco Prosperity	1997	Centurion Bulk Pte. Ltd., Singapore	September 2015	89% of BSI(24)
Genco Wisdom	1997	ED & F MAN Shipping Ltd.	February 2016	89% of BSI
Genco Marine	1996	TST NV, Nevis	February 2016	87% of BSI
Genco Muse	2001	Pacific World Shipping Pte. Ltd.	August 2015	$7,250(25)

Handysize Vessels
Genco Sugar	1998	Clipper Logger Pool	February 2016	Spot Pool(26)
Genco Pioneer	1999	Clipper Logger Pool	February 2016	Spot Pool(26)
Genco Progress	1999	Clipper Logger Pool	February 2016	Spot Pool(26)
Genco Explorer	1999	Clipper Logger Pool	February 2016	Spot Pool(26)
Genco Reliance	1999	Clipper Logger Pool	February 2016	Spot Pool(26)
Baltic Hare	2009	Clipper Logger Pool	February 2016	Spot Pool(26)
Baltic Fox	2010	Clipper Logger Pool	February 2016	Spot Pool(26)
Genco Charger	2005	Pacific Basin Chartering Ltd.	August 2015	98% of BHSI
Genco Challenger	2003	Pacific Basin Chartering Ltd.	August 2015	98% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	September 2015	100% of BHSI
Baltic Wind	2009	Trammo Bulk Carriers	January 2016	107% of BHSI
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	May 2016	100.5% of BHSI
Baltic Breeze	2010	Clipper Bulk Shipping Ltd.	September 2015	103.5% of BHSI
Genco Ocean	2010	Falcon Navigation A/S	July 2016	103% of BHSI(27)
Genco Bay	2010	Clipper Bulk Shipping Ltd.	June 2016	102% of BHSI(28)
Genco Avra	2011	Pioneer Navigation Ltd.	September 2015	107% BHSI
Genco Mare	2011	Pioneer Navigation Ltd.	April 2016	103.5% of BHSI
Genco Spirit	2011	Clipper Bulk Shipping Ltd.	September 2015	$8,000

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3)	The dates for the vessels being delivered in the future are estimates based on guidance received from the sellers.
(4)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 104.5% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 104.5%. The extension began on July 25, 2015.
(5)	We have reached an agreement to enter this vessel into the Navig8 Pan8 Pool, a vessel pool trading in the spot market of which Navig8 Inc. acts as the pool manager. Genco can withdraw the vessel with three months’ notice.
(6)	We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 6 to 10.5 months based on 96% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 96%. The vessel delivered to charterers on July 26, 2015 after completion of drydocking for scheduled maintenance. The vessel redelivered to Genco on June 19, 2015.
(7)	We have agreed to an extension with GMI Panamax Pool Ltd. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the BPI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%. The extension began on July 28, 2015.
(8)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the BPI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%. The extension is expected to begin on or about September 18, 2015.
(9)	We have agreed to an extension with Swissmarine Asia Pte. Ltd. on a spot market-related time charter for 14 to 18.5 months based on 115.5% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about December 15, 2015.
(10)	We have reached an agreement with Swissmarine Asia Pte. Ltd. on a spot market-related time charter for 14 to 18.5 months based on 115.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about August 7, 2015.
(11)	The vessel redelivered to Genco on August 3, 2015 and is currently awaiting next employment.
(12)	We have reached an agreement with MUR Shipping B.V. on a time charter for approximately 25 days at a rate of $9,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on June 27, 2015 after repositioning. The vessel redelivered to Genco on June 21, 2015.
(13)	We have reached an agreement with Harmony Innovation Shipping Ltd. on a time charter for 20 days at a rate of $6,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on June 1, 2015 after repositioning. The vessel redelivered to Genco on May 27, 2015.
(14)	We have agreed to an extension with Pioneer Navigation Ltd. on a time charter for 3.5 to 7.5 months at a rate of $7,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on March 8, 2015.
(15)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.
(16)	We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.
(17)	We have reached an agreement with Chun An Chartering Co., Ltd. on a time charter for approximately 30 days at a rate of $6,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on July 22, 2015.
(18)	We have reached an agreement with Hyundai Glovis Co., Ltd. on a time charter for approximately 25 days at a rate of $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on July 9, 2015 after completion of repairs. The vessel redelivered to Genco on June 15, 2015.
(19)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%. The extension is expected to begin on or about October 12, 2015.
(20)	We have reached an agreement with Western Bulk Pte. Ltd. on a time charter for 3.5 to 7.5 months at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on May 9, 2015.
(21)	We have reached an agreement with Maxwill Shipping on a time charter for approximately 25 days at a rate of $6,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on July 16, 2015.
(22)	We have reached an agreement with Maxwill Shipping on a time charter for approximately 25 days at a rate of $6,000 per day. Hire is paid every 15 days in advance less a 5.00% third-paryt brokerage commission. The vessel delivered to charterers on July 21, 2015 after completion of drydocking for scheduled maintenance. The vessel redelivered to Genco on June 9, 2015.
(23)	We have reached an agreement with Chun An Chartering Co., Ltd. on a time charter for approximately 25 days at a rate of $6,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on August 3, 2015 after repositioning. The vessel redelivered to Genco on July 29, 2015.
(24)	We have agreed to an extension Centurion Bulk Pte. Ltd., Singapore on a time charter for 3.5 to 7.5 months based on 89% of the BSI, published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 89%. The extension began on June 16, 2015.
(25)	The vessel redelivered to Genco on August 2, 2015 and is currently awaiting next employment.
(26)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.
(27)	We have reached an agreement with Falcon Navigation A/S on a spot market-related time charter based on 103% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers after completion of drydocking for scheduled maintenance.

(28)	We have reached an agreement with Clipper Bulk Shipping Ltd. on a spot market-related time charter based on 102% of the BHSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers after completion of drydocking for scheduled maintenance.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, two Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,031,000 dwt. After the expected delivery of two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 70 drybulk vessels, consisting of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with a total carrying capacity of approximately 5,159,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Wednesday, August 5, 2015 at 10:00 a.m. Eastern Time to discuss its 2015 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 876-9171 or (785) 424-1671 and enter passcode 6828962.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6828962. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv)

changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvi) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; (xvii) the ability to realize the expected benefits of the merger to the degree, in the amounts or in the timeframe anticipated; (xviii) the ability to integrate Baltic Trading’s businesses with those of Genco in a timely and cost-efficient manner; (xix) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xx) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xxi) the timing and realization of the recoveries of assets and the payments of claims and the amount of expenses required to recognize such recoveries and reconcile such claims; (xxii) our ability to obtain sufficient and acceptable post-restructuring financing; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on May 4, 2015 (as amended), its Annual Report on Form 10-K for the year ended December 31, 2014 (as amended), and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.